Exhibit 3.1

INVESCO MORTGAGE CAPITAL INC.

ARTICLES OF AMENDMENT

Invesco Mortgage Capital Inc., a Maryland corporation (the “Corporation”), hereby certifies to the State Department of Assessments and Taxation of Maryland that:

FIRST: The charter (the “Charter”) of the Corporation is hereby amended immediately upon the Effective Time (as defined below), by deleting Section 6.1 of Article VI in its entirety and replacing it with the following language:

“Section 6.1 Authorized Shares. The Corporation has authority to issue 184,000,000 shares of stock, consisting of 134,000,000 shares of Common Stock, $0.01 par value per share (“Common Stock”), and 50,000,000 shares of Preferred Stock, $0.01 par value per share (“Preferred Stock”). The aggregate par value of all authorized shares of stock having par value is $1,840,000. If shares of one class of stock are classified or reclassified into shares of another class of stock pursuant to Section 6.2, 6.3 or 6.4 of this Article VI, the number of authorized shares of the former class shall be automatically decreased and the number of shares of the latter class shall be automatically increased, in each case by the number of shares so classified or reclassified, so that the aggregate number of shares of stock of all classes that the Corporation has authority to issue shall not be more than the total number of shares of stock set forth in the first sentence of this paragraph. The Board of Directors, with the approval of a majority of the entire Board of Directors and without any action by the stockholders of the Corporation, may amend the Charter from time to time to increase or decrease the aggregate number of shares of stock or the number of shares of stock of any class or series that the Corporation has authority to issue.”

SECOND: The foregoing amendment of the Charter as set forth in Article First was approved by a majority of the entire Board of Directors of the Corporation as required by law and was limited to a change expressly authorized to be made without any action by the stockholders of the Corporation by the Charter and Section 2-105(a)(13) of the Maryland General Corporation Law.

THIRD: Immediately prior to the foregoing amendment, the Corporation had authority to issue 117,000,000 shares of stock, consisting of 67,000,000 shares of Common Stock, $0.01 par value per share, and 50,000,000 shares of Preferred Stock, $0.01 par value per share (of which 6,447,989 shares were classified and designated as 7.75% Fixed-to-Floating Series B Cumulative Redeemable Preferred Stock, $0.01 par value per share, and 11,314,673 shares were classified and designated as 7.50% Fixed-to-Floating Series C Cumulative Redeemable Preferred Stock, $0.01 par value per share). The aggregate par value of all authorized shares of all classes of stock having par value was $1,170,000.

FOURTH: The total number of shares of stock which the Corporation has authority to issue pursuant to the foregoing amendment is 184,000,000, consisting of 134,000,000 shares of Common Stock, $0.01 par value per share, and 50,000,000 shares of Preferred Stock, $0.01 par value per share (of which 6,447,989 shares are classified and designated as 7.75% Fixed-to-

Floating Series B Cumulative Redeemable Preferred Stock, $0.01 par value per share, and 11,314,673 shares are classified and designated as 7.50% Fixed-to-Floating Series C Cumulative Redeemable Preferred Stock, $0.01 par value per share). The aggregate par value of all authorized shares of all classes of stock having par value is $1,840,000.

FIFTH: The information required by Section 2-607(b)(2)(i) of the Maryland General Corporation Law is not changed by the foregoing amendment of the Charter.

SIXTH: These Articles of Amendment shall become effective immediately upon its filing with the State Department of Assessments and Taxation of Maryland (the “Effective Time”).

SEVENTH: The undersigned acknowledges these Articles of Amendment to be the corporate act of the Corporation and, as to all matters or facts required to be verified under oath, the undersigned acknowledges that, to the best of his knowledge, information and belief, these matters and facts are true in all material respects and that this statement is made under the penalties for perjury.

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IN WITNESS WHEREOF, the Corporation has caused these Articles of Amendment to be signed in its name and on its behalf by its Chief Executive Officer and attested to by its Secretary on this 7th day of August, 2024.

ATTEST:	INVESCO MORTGAGE CAPITAL INC.

/s/ Tina Carew	By:	/s/ John M. Anzalone	(SEAL)
Name: Tina Carew	Name:	John M. Anzalone
Title: Secretary	Title:	Chief Executive Officer